Exhibit a(3)

CERTIFICATE OF AMENDMENT

TO THE

DECLARATION OF TRUST

OF

BT TREASURY MONEY PORTFOLIO

Effective as of May 16, 2003

The undersigned, Richard T. Hale, a duly elected, qualified and acting Trustee of the Trust, hereby certifies as follows:

WHEREAS, Section 10.4 of Article X of the Declaration of Trust dated April 1, 1990 (pursuant to an Amended and Restated Declaration of Trust, the “Declaration”) of BT Treasury Money Portfolio, a New York business trust (the “Trust”) provides that the Trustees of the Trust may amend the Declaration at any time without the vote of shareholders in order to change the name of the Trust;

WHEREAS, by written consent dated February 24, 2003, the Trustees of the Trust voted to change the name of the Trust effective May     , 2003 to Scudder Treasury Money Portfolio;

NOW THEREFORE, the Declaration is hereby amended by striking Section 1.1 of Article I in its entirety and substituting in lieu thereof the following:

Name. This Trust shall be known as “Scudder Treasury Money Portfolio,” and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine;

and all other references to the name of the Trust in the Declaration shall be changed accordingly.

IN WITNESS WHEREOF, the undersigned has executed this instrument as of this 1st day of May, 2003.

/s/ Richard T. Hale

Richard T. Hale, as Trustee